Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Investor Relations
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS SECOND QUARTER 2009 RESULTS
San Diego, CA, July 29, 2009- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended June 30, 2009. For the second quarter of 2009, the Company reported a net loss of $15.3 million, or $0.39 per share, compared with a net loss of $21.0 million, or $0.55 per share, for the same period in 2008. For the six months ended June 30, 2009 the Company reported a net loss of $34.9 million, or $0.90 per share, as compared to $42.0 million, or $1.10 per share, for the same period last year.
Revenues for the second quarter of 2009 and 2008 were $0.7 million. Revenues for the six months ended June 30, 2009 were $1.5 million, compared with $2.5 million for the same period in 2008. The decrease in revenues is primarily due to milestones recognized in 2008 under our collaboration agreement with GlaxoSmithKline (GSK) related to the clinical advancements of our CRF program. During both six month periods ended June 30, 2009 and 2008, we recognized $1.5 million in revenue under our collaboration agreement for indiplon with Dainippon Sumitomo Pharma Co. Ltd. (DSP) from amortization of up-front licensing fees.
Research and development expenses decreased to $10.8 million during the second quarter of 2009 compared with $16.2 million for the same period in 2008. For the six months ended June 30, 2009, research and development expenses were $21.7 million, compared to $30.4 million for the same period last year. The decrease in research and development expenses is primarily due to expense management efforts and decreasing external clinical development expenses related to the elagolix program.
General and administrative expenses were $4.8 million for the second quarter of 2009 and $4.7 million during the same period last year. For the six months ended June 30, 2009, general and administrative expenses were $9.0 million, compared to $13.0 million for the first half of 2008. We incurred a $2.2 million restructuring charge in the first half of 2008 compared to a $0.7 million charge in the first half of 2009. Additionally, other non-personnel cost savings have resulted in six month over six month savings of approximately $1.2 million.
The Company’s balance sheet on June 30, 2009 reflected total assets of $86.9 million, including cash and investments of $74.0 million compared with balances at December 31, 2008 of $118.2 million and $101.5 million, respectively.
“We are in a very good financial position with our burn well controlled and within the guidance we gave at the beginning of the year,” said Kevin C. Gorman, President and Chief Executive Officer. “At the same time, we are moving forward with our clinical programs, the most advanced of which is elagolix, and have just put another compound, VMAT2 inhibitor into Phase I trials. We also continue to make progress on several preclinical projects.”
Pipeline Highlights
Elagolix Update
The Week 24 results of the recently completed Lilac Petal Study (0702) were released earlier today. This study assessed elagolix in subjects with confirmed endometriosis over a six-month period. The first three months of the study included three arms; elagolix 150 mg, elagolix 250 mg, and placebo. After the initial three months, the placebo arm was re-randomized into one of the two elagolix arms. These 24 Week results of the Lilac Petal Study again confirmed that elagolix has clinically meaningful efficacy coupled with a favorable safety profile.
The Tulip Petal Study (0703) has completed subject randomization in Central Eastern Europe (n=174). This study is designed as a randomized, double-blind, placebo and active controlled trial with four treatment arms; elagolix 150 mg, elagolix 250 mg, leuprolide depot, and placebo. We expect top-line data (first three months of placebo and active controlled treatment) to be available in the fourth quarter of this year.
Petal Study (0603) bone data were presented at the Endocrine Society meeting in Washington, D.C. in June 2009 and the clinical efficacy and safety abstract from this study has been accepted for presentation at the American Society for Reproductive Medicine in Atlanta, November 2009.
Urocortin 2 Update
The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with Neurocrine, has obtained regulatory approval to begin a pilot study in patients with Acute Decompensated Heart Failure. These patients are the target population for the Urocortin 2 mechanism of action and the investigational intervention will be compared to standard-of-care treatment; enrollment of 50 subjects is planned.
VMAT2 Update
The highly selective blockade of the Vesicular Monoamine Transporter 2 (VMAT2) with NBI-98854 should be of clinical benefit in patients with a variety of CNS diseases, especially those with involuntary hyperkinetic movements such as Tardive Dyskinesia. A Clinical Trial Application has been approved by Health Canada and we will initiate a single ascending dose Phase 1 study in August 2009.
Conference Call and Webcast Thursday July 30, 2009 at 8:30a.m. EDT
Neurocrine will hold a live conference call and webcast tomorrow morning, Thursday, July 30, 2009 at 8:30 a.m. Eastern Daylight Time (5:30 a.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-800-895-0198 (US) or 785-424-1053 (International) using the conference passcode 7NEURO. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com

If you are unable to attend the webcast and would like further information on this announcement, please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 1-800-723-0479 (US) or 402-220-2650 (International) using the passcode 7NEURO. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH), irritable bowel syndrome (IBS) and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program, R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to later stage clinical trials; and risks associated with the Company’s dependence on corporate collaborators for development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s urocortin 2, and VMAT2 clinical candidates will not proceed to later stage clinical trials, and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except loss per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$3	$4	$20	$16
License fees and milestones	730	730	1,460	2,460
Grant revenue	—	—	—	9

Total revenues	733	734	1,480	2,485

Operating expenses:
Research and development	10,808	16,186	21,656	30,413
General and administrative	4,827	4,665	9,022	12,951
Cease use expense	941	—	5,769	—

Total operating expenses	16,576	20,851	36,447	43,364

Loss from operations	(15,843)	(20,117)	(34,967)	(40,879)

Other income and (expense):
Interest income and other income	563	1,060	22	2,666
Interest expense	—	(1,914)	—	(3,835)

Total other income (expense) net	563	(854)	22	(1,169)

Net loss	$(15,280)	$(20,971)	$(34,945)	$(42,048)

Net loss per common share:
Basic and diluted	$(0.39)	$(0.55)	$(0.90)	$(1.10)

Shares used in the calculation of net loss per common share:
Basic and diluted	39,046	38,421	38,858	38,376

NEUROCRINE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
Current assets:
Cash and investments	$52,767	$80,473
Other current assets	1,017	950

Total current assets	53,784	81,423

Property and equipment, net	4,183	6,191
Long-term investments	21,242	21,057
Restricted cash	6,414	6,409
Other non-current assets	1,246	3,102

Total assets	$86,869	$118,182

Current liabilities	$33,017	$26,094
Long-term liabilities	46,504	55,314
Stockholders’ equity	7,348	36,774

Total liabilities and stockholders’ equity	$86,869	$118,182